SINCLAIR, INC.
POLICY MEMORANDUM CONCERNING SECURITIES TRADING (AS AMENDED EFFECTIVE JUNE 1, 2023)

I.

Statement of Company Policy Regarding Securities Trading

A.    Officers, directors and employees of Sinclair, Inc. (“Sinclair” and together with its subsidiaries, the “Company”), who obtain material non-public information about the Company’s affairs (such as, for example, information concerning deliberations at the Company’s Board of Directors or Executive Committee level), shall maintain the confidentiality of that information and shall not, while in possession of such information, engage in personal transactions in the Company’s common stock or any other form of Company debt or equity (Company securities.) Similarly, they shall not convey such information to any other person, except, as necessary, to other Company officers, directors, employees or its or their representatives for legitimate business purposes.

B.    Officers, directors and employees of the Company who, while carrying out their duties, obtain material non-public information about the affairs or prospects of other companies, including information about transactions involving such other companies being considered by the Company, shall not, while in possession of such information, engage in personal transactions in the securities of any such companies. Similarly, they shall not convey such information to any other person, except other Company officers, directors, employees or its or their representatives for legitimate business purposes.

C.    Officers, directors, and employees of the Company shall at all times observe the foregoing policy and the procedures regarding securities transactions outlined in this Policy Memorandum. Failure to do so shall be grounds for dismissal or other disciplinary action. Moreover, federal securities laws impose severe sanctions on individuals who violate these rules and the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and the Company’s directors, executive officers and controlling stockholders who engage in insider trading and the Company has failed to take appropriate steps to prevent it (the so-called “controlling person” liability).

D.    Any person with supervisory authority over any Company personnel promptly shall report to the Chief Financial Officer of the Company and to the General Counsel of the Company (each a “Designated Contact”), any securities trading, whether past or currently contemplated, by such person or any other supervised personnel, which he or she has reason to believe may have violated or may violate the Company’s policies and procedures.

II.

Legal Background

The Company has established a formal policy regarding ethical behavior of its officers, directors and employees. As part of that policy, it is a requirement that officers, directors and employees comply with insider trading laws.

While the term “insider trading” is not specifically defined in federal statutes, the prohibition against such trading generally is understood to prohibit any person from (1) trading on the basis of material, non-public information, (2) disclosing such information to others or recommending the purchase or sale of securities on the basis of such information (known as “tipping”) or (3) assisting someone who is engaged in any of the above activities. The term “insider” applies to anyone who, by virtue of their relationship with a company, possesses material, non-public information regarding the business of that company. Thus, in the case of the Company, the term covers (1) officers, directors and employees who acquire such information concerning the Company or other companies, (2) all family members of an officer, director or employee who share the same address as, or are financially dependent on, the officer, director or employee, and
(3) all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities. The Company may also determine that other persons should be subject to this Policy Memorandum, such as contractors or consultants who have access to material, non-public information. In the event the Company makes such a determination, the Company shall inform such persons in writing.

An occurrence of “insider trading” involves a breach of a fiduciary duty with respect to, or misappropriation of, information which is both “material” and “non-public.” Information about the Company (or another company with which the Company does business) is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor in the Company or any other company, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company or the other company. If you would want to trade in securities based on the information, you should consider it material. In simple terms, material information is any type of information that could reasonably be expected to affect the price of a company’s securities. While it is not possible to identify all information that would be deemed material, the following types of Company information ordinarily would be considered material:

•    financial performance, especially quarterly and year-end earnings, sales figures, and significant changes in financial performance or liquidity;
•    Company projections and strategic plans;
•    potential mergers and acquisitions or the sale of Company assets or subsidiaries;
•    new major contracts or finance sources, or the loss thereof;
•    significant pricing changes;
•    stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;
•    significant changes in senior management;
•    significant labor disputes or negotiations; and
•    actual or threatened major litigation, or the resolution of such litigation.

Material information is “non-public” if it has not been widely disseminated to the public through filing with the SEC, or through major newswire services, national news services and financial news services. For the purposes of this Policy Memorandum, information about the Company will be considered public, i.e., no longer “non-public,” after the completion of one (1)

full trading day following the Company’s widespread public release of the information. Note that, in the course of your association with the Company, you may have access to information that is “non-public” in relation to companies with which the Company does business, such as customers, suppliers and competitors. Information about any of the aforementioned topics, whether concerning the Company or otherwise, obtained in the normal course of employment or through a rumor, tip or just “loose talk”, is non-public information. If any employee has any doubt as to whether information he or she has received is “material” or “non-public” and whether he or she has a duty not to disclose it and to refrain from trading on the basis of such information, the question should be referred to a Designated Contact prior to trading.

The Securities Exchange Act of 1934, and specifically Rule 10b-5 thereunder (the “Rule”), makes it unlawful for any person to make false statements or omit to state material facts in connection with the purchase or sale of any security. A great deal of case law has established the applicability of the Rule to trading activities by persons in possession of material non-public information who fail to disclose that information prior to engaging in trading. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million, and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. The procedures regarding securities trading outlined here are designed to deter and, where possible, to prevent such improper trading.

Violation of this Policy Memorandum or federal or state insider trading or tipping laws by any director, officer or employee of the Company or their family members, may subject such director to dismissal proceedings by the Company or the Company’s Board of Directors and the officer or employee to disciplinary action by the Company up to and including termination for cause.

Company directors and officers who may be subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934 (“Section 16”) or the restrictions applicable to “affiliates” under SEC Rule 144 will be informed of their status by a Designated Contact and are reminded that additional policies and procedures are applicable to them.

III.

Procedures Concerning Securities Trading

For purposes of this Policy Memorandum, the procedures set forth below apply to all persons who in the course of employment by the Company are expected to come into possession of material non-public information regarding the business of the Company and/or regarding the business of other companies. All directors and officers of the Company are referred to below as
“Company Insiders.” All employees in the following divisions: Corporate Treasury, Corporate Accounting, Corporate Finance, Tax, Legal and Compliance, as well as the following titles or their equivalent for each division: Assistant Vice Presidents and higher titles, Group Managers,

General Managers, Station Managers, Regional Controllers, Directors of Sales, Directors of Marketing, General Sales Managers, corporate managers with director or higher titles, and all financial staff are referred to as “Executives and Corporate Personnel”.

A.    Subject to the restrictions stated below and the requirements of Section 16, any Company Insider, Executives and Corporate Personnel or other employee of the Company generally may trade in Company securities and any securities of other companies at any time:

(1)    Trading by Company Insiders, Executives and Corporate Personnel is prohibited during the period beginning at the close of trading on the seventh (7th) business day after the end of each calendar quarter and ending after the completion of one (1) full trading day after the public release of quarterly or annual financial information about the Company.

(2)    No director, officer or employee of the Company may trade in Company securities while actually in possession of material non-public information about the Company, whether or not permission to trade is sought from or granted by a Designated Contact. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news).

(3)    No director, officer or employee of the Company may trade in any securities of another corporation while actually in possession of material non-public information concerning such corporation, if such information is obtained by virtue of such person’s employment or other association with the Company, whether or not permission to trade is granted.

(4)    From time to time, a Designated Contact or the Chief Executive Officer may issue a notification to Company Insiders, Executives and Corporate Personnel that trading in the Company’s securities is prohibited. Immediately upon promulgation of such notification, all such Company Insiders, Executives and Corporate Personnel, or persons under their supervision who have access to material non-public information or are subject to the Company’s trading “black-out period”, may not trade in the securities of the Company, without the prior permission of a Designated Contact. A Designated Contact is not obligated to specify the reason for which permission for trading is denied.

(5)    Company Insiders, Executives and Corporate Personnel may individually direct their brokerage firm/financial institution to automatically reinvest the dividends paid on Company securities, but only if the automatic dividend reinvestment authorization is given during a time when the Company is not in a prohibited trading period as defined in clauses (1) through (4), above.

(6)    Persons subject to Section 16 may not trade in Company securities unless the trade(s) have been approved by a Designated Contact following submission of a
“Request for Prior Approval of Stock Trading” (attached as Exhibit I), or similar form of written or email request. Approval may be in the form of the Designated Contact’s signature on the “Request for Prior Approval of Stock Trading,” by verbal confirmation immediately followed up with email confirmation, or by written or other email confirmation. Approval by a Designated Contact does not signify compliance with the “short-swing profit” liability rules of Section 16, for which the person subject to Section 16 shall remain solely responsible..

B.    Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions do not include (or meant to include) pledging of Company securities in support of loans or using Company securities to support margin accounts), but such transactions may otherwise permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, while Company Insiders, Executives and Corporate Personnel are permitted to make margin loans using Company securities in support therefore and to pledge Company securities in support of loans on which they are obligated, Company Insiders, Executives and Corporate Personnel are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset any decrease in the market value of the Company securities that are directly or indirectly held by such person.

C.    Persons subject to Section 16 are required to file certain reports (Forms 3, 4 and 5) with the SEC depending on the nature of the transaction. Although it is the responsibility of each of those persons to report changes in equity ownership of shares of Company securities, to assist in compliance, the Company requires those Section 16 filers to notify the Company and Thomas & Libowitz (Steven A. Thomas/Clinton R. Black, V at Thomas & Libowitz, [ ]) immediately of any changes, including transactions by others whose securities are attributable to the insider (i.e., immediate family members sharing the insider’s household, and trusts and other equities in which the insider has a pecuniary interest) In addition, each of those persons must ensure that his or her broker provides the Company and Thomas & Libowitz with detailed information (trade date, number of shares, exact price) regarding every transaction involving Company securities, and shall provide a copy of each Form 4 or Form 5 filed with the SEC to Vicky Evans via email, [ ], fax number [ ] or in person to the Company’s Chief Financial Officer or General Counsel.

D.    The requirements of paragraphs A through C above apply to every trade or securities transaction in which a person has, or may acquire, a direct or indirect beneficial ownership interest. Persons are considered to have a “beneficial interest” in securities held by them, their spouse, their minor children, and any relative who is sharing the insider’s household with them or in securities held by anyone else if by contract, understanding, agreement or arrangement the person enjoys the benefit of ownership. “Trades” or “securities transactions” include among other things, open-market purchases and sales; the making or receipt of gifts; acquisition of securities upon exercise of options; receipt of a grant of restricted stock; trade in any interest or position relating to the future price of Company securities, such as a put, call, short sale or other derivative; pledging Company securities as collateral for margin loans or in sale/loan- like transactions (variable pre-paid forwards); and acquisition of securities upon a corporate event, such as a stock split or stock dividend.

E.    A Designated Contact shall distribute from time to time a memorandum to those employees to whom the procedures set forth above apply and who need to be kept informed of the law regarding securities trading.

F.    Reasonable effort will be made to protect the confidentiality of all pre-clearance requests and stock reports by keeping them in locked files, and requests and reports will be used solely to enforce this Policy Memorandum and to prevent unlawful trading in the Company’s securities.

G.    The trading prohibitions and restrictions set forth in this Policy Memorandum do not apply to periodic contributions by the Company or employees to employee 401(k) plans which are used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while aware of material non-public information. In addition, the trading prohibitions and restrictions of this Policy Memorandum apply to all sales of securities acquired (i) through the exercise of stock options granted by the Company or (ii) upon grant of restricted stock by the Company. However, this Policy Memorandum does not prohibit the Company from granting options and restricted stock during trading blackouts.

H.    The trading prohibitions and restrictions set forth in this Policy Memorandum do not apply to trades in Company securities made by any directors, officers or employees of the Company pursuant to a Trading Plan. For purposes of this policy, a “Trading Plan” is a written plan which meets the requirements of Rule 10b5-1 under the Exchange Act submitted to and approved by a Designated Contact following submission of a “Request for Prior Approval of Stock Trading” (attached as Exhibit I) or similar form or written or email request. Approvals for a Trading Plan will only be granted during a time when the Company is not in a prohibited trading period as defined in clauses (A)(1) through (4), above. However, trades made under a Trading Plan may be made in a prohibited trading period. Any plan will cease to be a Trading Plan, and any contemporaneous or subsequent trade in Company securities thereunder will immediately become subject to all of the trading restrictions contained in this Policy Memorandum, immediately upon any deviation from, or alteration of, the Trading Plan that was not previously approved by a Designated Contact.

EXHIBIT I

SINCLAIR, INC.
SECTION 16 FILER
CONFIDENTIAL MEMORANDUM

TO:    Lucy Rutishauser, Chief Financial Officer, and David B. Gibber, General Counsel FROM:
DATE:

SUBJECT:    Request for Prior Approval of Stock Trading

The undersigned proposes to engage in a transaction involving the following: (Please place an “X” by the appropriate information.)

    Sinclair, Inc. Common Stock
    Class A
    Class B
    Other          (Name of Issuer and Security)

The transaction proposed is an:
    Exercise of stock options, stock appreciation rights, or restricted shares
    Open-market purchase
    Open-market sale
    Gift of securities for no consideration
    Adoption of Trading Plan
    Other (please explain:             ) The transaction is proposed to be effective as of the     of     , 202 .
I understand that if I have not completed my proposed trade or adopted my Trading Plan by the end of the authorization period set forth below, I must submit a new Request for Prior Approval of Stock Trading in order to trade in Company securities or adopt a Trading Plan.

I hereby certify that I am not aware of material nonpublic information concerning the Company. Copies of broker’s confirmations of effected transactions must be forwarded to a Designated Contact for record keeping purposes.

Signature

Print Name, Title and Department

FOR INTERNAL USE ONLY

    Transactions may be completed.

    Transaction may not be completed.

This authorization extends to
Date

Date    Designated Contact